EXHIBIT 21

Subsidiaries of Hub Group, Inc.

SUBSIDIARIES	JURISDICTION OF INCORPORATION/ORGANIZATION
Hub City Terminals, Inc.	Delaware
Hub Group Atlanta, LLC	Delaware
Hub Group Associates, Inc.	Illinois
Hub Chicago Holdings, Inc.	Delaware
Hub Group Transport, LLC	Delaware
Hub Freight Services, Inc.	Delaware
Hub Group Trucking, Inc.	Delaware
HGNA Group de Mexico, S. de RL de C.V.	Mexico
HGNA Services, S. de RL de C.V. Mode Transportation, LLC	Mexico Delaware
Mode Freight Services, LLC	Delaware
Hub Group Canada Inc.	Ontario